Exhibit 10.1

JOINT VENTURE AGREEMENT BY AND BETWEEN
MARIJUANA COMPANY OF AMERICA, INC. AND
CANNABIS GLOBAL, INC.

This Joint Venture Agreement ("Agreement") is entered into effective as of May 12, 2021 (the "Effective Date") by and among:

•	Marijuana Company of America, Inc. ("MCOA"), a Utah corporation with a business address of 1340 West Valley Parkway, #205, Escondido, CA 92029;
•	Cannabis Global, Inc. (“Cannabis Global”), a Nevada corporation, with a business address of 520 South Grand Avenue, Ste. 320, Los Angeles, California 90071; and,

MCOA and Cannabis Global each being referred to herein as a “Party”, or collectively as the “Parties.”

RECITALS

WHEREAS, Cannabis Global owns a majority stake in Natural Plant Extract of California, Inc., (“Natural Plant”) which operates a licensed cannabis manufacturing operations out of Lynwood, California.

WHEREAS, MCOA is a corporation organized and operating in good standing under the laws of the State of Utah. MCOA is an emerging industry leader with focus in product development and sales & marketing with its proprietary botanical ingredients legal hemp-based products.

WHEREAS, On April 28, 2021, the Parties entered into a letter of intent outlining the establishment of a Joint Venture (“the “JV”) and other information relating to the Parties working together to meet our business goals.

WHEREAS, The purpose of the JV is to establish a new legal entity where MCOA will invest its capital and Cannabis Global, via Natural Plant, will operate a regulated and licensed laboratory to manufacture various cannabis products under the legal framework outlined by the City of Lynwood,

California, Los Angeles County, and the State of California.

WHEREAS, Pursuant to the terms and conditions of this material definitive agreement, the Parties determined that it is desirable and advantageous to formally join and participate in this joint venture.

WHEREAS, One, or more of the owners, directors, shareholders or partners of the Parties is a partial owner, shareholder or partner in both Parties, and thus, this Agreement, relative to these Parties, is between Related Parties, as defined in FASB Accounting Standard Codification (ASC) 850, Related Party Disclosures.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

Section 1. MCOA Lynwood Services, Inc.

Section 1.1 Initial Organization. The Parties as of the Effective Date, will timely organize, or will have organized, MCOA Lynwood Services, Inc., Inc. in Nevada as a C corporation (“MCOA Lynwood”).

Section 1.2 Purpose. The purpose of the joint venture by and through MCOA Lynwood is to finance a regulated and licensed laboratory to produce various cannabis products under the legal framework outlined by the City of Lynwood, California, Los Angeles County and the State of California. A copy of the current Type 7 manufacturing license is attached as Exhibit A.

Section 1.3 Board of Directors. There will initially be four (4) directors of the newly created MCOA Lynwood. Subject to the rights of the shareholders under Nevada law, the board of directors of MCOA will initially appoint two directors and the board of directors of Cannabis Global will initially appoint two directors.

Section 1.4 Principal Office. The principal office of MCOA Lynwood shall be located at 520 S Grand Ave, Suite 320, Los Angeles, CA 90071.

Section 1.5 Capital Structure. MCOA Lynwood will authorize and issue one million (1,000,000) shares of common stock. There will be no preferred stock authorized or issued.

Section 1.6 Initial Ownership. Cannabis Global will own sixty percent (60%) of the common shares of MCOA Lynwood (600,000 shares), and MCOA will own forty percent (40%) of the common shares (400,000).

Section 1.7 Term. MCOA Lynwood shall continue in existence perpetually unless otherwise terminated pursuant to the terms and conditions of this Agreement.

Section 1.8 Bylaws. The Parties agree to establish new bylaws; MCOA Lynwood, via mutual agreement, within sixty (60) days of the Effective Date.

Section 2. Board Of Directors; Initial Shareholders

Section 2.1 Creation of Board of Directors. Subject to the terms and conditions of this Agreement, the overall management and supervision of the business of MCOA Lynwood shall be vested in a Board of Directors consisting of four persons: two appointed by Cannabis Global and two appointed by MCOA.

Each director shall serve at the pleasure of the shareholders under Nevada law.

(a)                Voting. Approval of matters within the scope of the Board of Directors shall require the affirmative vote of a majority of all directors. Directors may vote in person, by telephone, by email or by written proxy. Matters beyond the authority of the Board of Directors shall be brought to the shareholders for consideration.

(b)                Meetings; Time & Place. The Board of Directors shall meet at least semi-annually (unless the Board of Directors otherwise determine) on such dates as the Board of Directors may agree in writing. Additional meetings shall be held at the written request of any director on five business days’ notice issued to all directors by the director requesting the meeting. Unless otherwise agreed by the Board, the meetings shall occur at a location reasonably designated by the directors. Board meeting may occur telephonically, or by any other acceptable means.

(c)                Quorum. A quorum for all meetings of the Board of Directors shall be three directors represented in person or by proxy.

(d)                Unanimous Consent. Any action of the Board of Directors may be taken without a meeting by formal written resolution if all directors sign the resolution.

(e)                Minutes. Minutes of all meetings of the Board of Directors shall be kept by such person as is designated by the Board, and copies of all Board of Directors minutes and other resolutions approved by the Board of Directors shall be given to each director.

(f)                 Specific Powers of the Board of Directors. The Board of Directors shall have, without limitation, the specific power to:

1)	Modify the type of business under which MCOA Lynwood will operate;
2)	Establish and modify (in any material respect) any schedules for construction, erection and/or installation of major facilities and equipment;
3)	Review and approve, as applicable, annual operating expense, personnel and capital budgets and operating plans;
4)	Review operating results and operating performance forecasts;
5)	Approve all agreements between MCOA Lynwood, and third parties which have a value of more than fifty thousand dollars (US$50,000) or a duration of more than three

(3) years (or such other limits as may be set by the Board from time-to-time);

6)	Approve establishment and closure of all investment banking, lending and borrowing relationships;
7)	Approve material legal actions on behalf of, and review material legal actions against, MCOA Lynwood, and approve conduct and any settlement of such actions involving amounts which could have a material adverse effect on MCOA Lynwood or a Party;
8)	Approve the material terms of all insurance programs;
9)	Make decisions on matters of policy to be followed and material elections to be made in connection with the taxes and tax returns of MCOA Lynwood;
10)	Approve the financial statements of MCOA Lynwood;

11)	Approve any indebtedness not incurred in the ordinary course of business of MCOA Lynwood;
12)	Make or assume suretyships, guaranties and/or similar liabilities for the Joint Venture; and
13)	Appoint, remove and replace the accounting firm for MCOA Lynwood.
14)	The Board of Directors shall have the power by appropriate action taken by it, to delegate any of its powers or other duties to any other person or committee.

Section 3. Capitalization and Organization

Capital and Organizational Contributions. The Parties commits as follows:

Section 3.1 MCOA agrees to fund a separate capital pool of one hundred thirty five thousand dollar ($135,000) as of the Effective Date (the “Capital Pool”). Funds from the Capital Pool will be reserved for: 1) the purchase of capital equipment, title of which will be owned by MCOA and will be rented to the JV, as well as the costs related to organizing installation of the capital equipment and, 2) the initial costs directly relating to marketing the products produced utilizing the capital equipment. All such equipment purchased via the Capital Pool will be owned by MCOA. In the instance of a dissolution within two years of the formation of this JV, possession of the equipment will be transferred to MCOA.

Section 3.2 MCOA agrees to make available to the JV a contribution of one hundred fifteen thousand dollar ($115,000) within forty-five (45) days of the Effective Date. These funds, upon deposit shall become the property of the JV.

Section 3.3 Investment Purposes. All investments made by MCOA, in any and all forms, whether in capital or human resources or efforts, shall be considered investments and shall not represent MCOA’s involvement in the production or distribution of cannabis or product containing cannabis.

Section 3.4 The Parties shall meet at least quarterly to determine ongoing capital contributions, which shall be approved by the board of directors of MCOA Lynwood.

Section 3.5 Cannabis Global Contributions. Cannabis Global shall contribute the following to the JV: 1) where permitted, use of its manufacturing and distribution licenses, 2) access to its facility located in Lynwood, California (the “Lynwood Facility”), 3) use of the specific areas within the Lynwood Facility suitable for the types of manufacturing selected by MCOA Lynwood, 4) management expertise require to carry on the JV’s operations.

Section 4. Business Arrangement

Section 4.1 Royalty Distributions. MCOA and CBGL shall receive royalties on the profits generated from MCOA Lynwood. The royalty shall be 40% to MCOA and 60% to CBGL. CBGL will be responsible for accounting for the JV’s royalties and distributing on a quarterly basis. MCOA retains the right to audit the books upon 10 days advance written notice and CBGL agrees to cooperate with any requests from MCOA’s auditors as part of their routine annual audits or quarterly review of MCOA.

Section 4.2 Appointment of General Manager. The Board of Directors shall appoint a general manager to oversee the operations and financial management of MCOA Lynwood. The general manager shall issue a report to the board of directors the first of each month reviewing the activities of the previous month and detailing goals for the current month and for subsequent period as to be determined by the

Board of Directors.

Section 4.3 Rental of MCOA Equipment to the JV. MCOA shall retain all title and ownership of all capital equipment financed from funds derived from the Capital Pool. All equipment purchased by MCOA from Capital Pool funds shall be rented to Cannabis Global for a monthly fee of $7,500, beginning ninety (90) days after the Effective Date, for a period of two (2) years. After this two-year period, title to all such equipment shall revert to MCOA Lynwood Services at the agreed upon residual value of the equipment.

Section 4.4 All Capital Pool funds remaining after purchase of the equipment outlined above, will be retained by the JV and treated as additional capital contribution by MCOA to the JV.

Section 4.5 Ongoing Business Management. The Board of Directors shall periodically set direction for the MCOA Lynwood operations, as it sees fit.

Section 5. Representations Of The Parties

Section 5.1 Organization. Each Party is duly organized and incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement;

Section 5.2 Authority. This Agreement is binding, and enforceable obligations of the Parties which have executed such agreements, in accordance with their terms (except that the enforceability of such Party’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration). All material consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation that must be obtained or satisfied by such Party and are necessary for such Party’s execution and delivery of this Agreement or the performance of the terms thereof have been obtained and satisfied;

Section 5.3 Binding Agreement. The execution and delivery of this Agreement by each Party and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Party, including any law, rule or regulation applicable to such Party, or their respective incorporation or organizational documents;

Section 5.4 No Transfer. Cannabis Global has not granted and will not grant any license or other contingent or non-contingent right, title or interest under or relating to its assets including the city and state licenses in California (see Schedule A), and will not be under any obligation, that does or will conflict with or otherwise affect this Agreement.

Section 5.5 No Obligation. Cannabis Global is under no obligation to any third Party that would interfere with its representations, warranties or obligations under this Agreement.

Section 5.6 No Encumbrances. Cannabis Global will not allow any encumbrances, liens or security interests on its assets.

Section 6. Dissolution, Winding Up And Buy-Out

Section 6.1 General Dissolution. MCOA Lynwood will be terminated and dissolved upon the unanimous resolution of the Board of Directors and Shareholders.

Section 6.2 Elective Dissolution – Cessation of Business. MCOA Lynwood may be terminated and dissolved, at the unanimous election of the Board of Directors and Shareholders. Upon the occurrence of any event, or the existence of any condition beyond the reasonable control of MCOA Lynwood, which prevents MCOA Lynwood from operations consistent with the purpose of MCOA Lynwood, or MCOA Lynwood is otherwise unable to carry out its purpose, and such event or condition cannot be corrected within a reasonable time, at a reasonable expense.

Section 6.3 Default Dissolution. The non-defaulting Party may elect to terminate and dissolve MCOA Lynwood in the event of a default, as specified below, by the other Party. The occurrence of any of the following events shall constitute a default by a Party:

(a)                A Party or its Affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in this Agreement or in any material agreement with or relating to MCOA Lynwood, and such default shall continue to exist for a period of 30 days after the other Party or MCOA Lynwood gives such defaulting Party or its Affiliate written notice of such default;

(b)                A representation or warranty made by the Party herein shall prove to be false or misleading in any respect which would have a material adverse effect on MCOA Lynwood or the other Party, and remain uncured for a period of thirty (30) days after the other Party gives the Party or its affiliate written notice of such default;

(c)                There is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the United States or any state or any foreign country for relief of debtors wherein an Party is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Party on the grounds of insolvency and either the Party has consented to such appointment, or has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Party of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

Section 6.4 Winding Up. If MCOA Lynwood is to be dissolved, then the Parties shall proceed jointly to wind up the affairs of MCOA Lynwood. If, in winding up the affairs of MCOA Lynwood, no election is made by either Party to continue conducting the business of MCOA Lynwood, then the Parties shall attempt to sell the business of MCOA Lynwood. If an acceptable buyer cannot be found within a reasonable time, MCOA Lynwood shall be liquidated. The assets of MCOA Lynwood, including proceeds of sale, shall be applied in the following order:

(a)    To payment of the expenses of the sale or liquidation;

(b)    To payment (or creation of reserves for payment) of the debts and liabilities of MCOA Lynwood, first to non-Parties and then to Parties for services, advances or otherwise;

(c)    To payment to each Party of its share of profits which have been accumulated and not previously paid out;

(d)    To divide the surplus, if any, based on percentage ownership.

Section 6.5 Liquidation. The liquidation of the assets and discharge of liabilities shall occur over a reasonable time so as to enable the Parties to minimize the normal losses attendant upon a liquidation. Each Party immediately shall pay to MCOA Lynwood all amounts owing to MCOA Lynwood, together with its proportionate share of all contributions required by law to be paid by the Parties for the payment of liabilities of MCOA Lynwood.

Section 6.6 Accounting on Liquidation. If MCOA Lynwood is liquidated, each Party shall be furnished with a statement which shall set forth the assets and liabilities of MCOA Lynwood as of the date of the completed liquidation, taking into account distributions and payments as provided hereinabove, the allocation of all gain or loss realized by MCOA Lynwood on the liquidation of property and assets of MCOA Lynwood, and the allocation of any tax benefits.

Section 6.7 Payment of Costs. MCOA Lynwood will pay all costs incurred in the sale or other disposition of its assets upon liquidation and any other expenses incurred in the liquidation and dissolution.

Section 6.8 Purchase by a Party. If either Party or an Affiliate thereof buys the business of MCOA Lynwood as part of a sale or other disposition of assets upon liquidation, the price to be paid for the business shall in all events be calculated as if the purchase were being made as a buy-out, and such Party (or its Affiliate) must pay fair market value. If there are any loans outstanding which are owed by the Party whose interest is being purchased to the Party making the purchase, the Party making the purchase may apply a portion of the purchase price to the repayment of any unpaid principal amount of, and accrued unpaid interest on, any such loans.

Section 6.9 Buy-Out on Default. If an election is made by a majority of the shareholders to terminate MCOA Lynwood, the majority shareholders may also elect, by written notice to continue the Business of MCOA Lynwood. In such an event the electing Party shall purchase the other Party’s interest in MCOA Lynwood for an amount equal to eighty-five percent (85%) of the fair market value of the other Party’s interest.

Section 6.10 Buy-Out on Elective Dissolution. If an election is made by a Party (the “Terminating Party”) to terminate MCOA Lynwood, the other Party may elect, by written notice given within 90 days of the date of the election to terminate, to continue the business of MCOA Lynwood. In such event, the acquiring Party shall purchase the Terminating Party’s interest in MCOA Lynwood for an amount equal to one hundred percent (100%) of the fair market value of the Terminating Party’s interest.

Section 6.11 Buy-Out on Mutual Agreement. If MCOA Lynwood is terminated, either Party may elect, by written notice given within ninety (90) days of the date of termination, to continue conducting the Business of MCOA Lynwood. Unless the Parties otherwise agree, the acquiring Party shall purchase the Terminating Party’s interest in MCOA Lynwood for an amount equal to one hundred percent (100%) of the fair market value of the Terminating Party’s interest.

Section 6.12 Fair Market Value – Mutual Agreement. In case of elections under this section, the Parties shall use their best efforts to agree as to the fair market value of MCOA Lynwood. If the Parties fail to agree on such fair market value within sixty (60) days following the election by a Party to continue MCOA Lynwood, fair market value shall be determined pursuant to Section 6.13(a).

Section 6.13 Fair Market Value – Third Party Determination.

(a)                If the Parties cannot agree upon the fair market value of the business then either Party may elect, by written notice of the other, to have fair market value set by independent appraisal (“Appraisal Notice”). Within fifteen (15) days following the receipt of the Appraisal Notice, the Parties shall attempt to agree upon a Person to determine the fair market value (the “Agreed Appraiser”) and the procedures under which the Agreed Appraiser shall determine the fair market value. If the Parties cannot agree upon an Agreed Appraiser or the procedures to be used within the Agreed Appointment Period, within fifteen (15) days following the expiration of the Agreed Appointment Period, each of the Parties shall (i) retain a reputable banking firm having significant experience in performing valuations of business entities (each, an “Advocate Appraiser”) and (ii) notify the other Party, in writing, of the name, address and contact information of its Advocate Appraiser. Each Advocate Appraiser shall make a separate determination of the fair market value of the Business as of the end of the most recently completed calendar quarter using whatever reasonable assumptions and valuation methods that they deem appropriate. Each Advocate Appraiser shall have a period of thirty (30) days within which to complete their respective determinations of the fair market value of the business and provide a written report setting forth its determination to each of the Parties (each, an “Advocate Appraiser Report”). Each Advocate Appraiser Report shall include a reasonably detailed description of the assumptions and valuation methods used by the Advocate Appraiser in connection with its determination of fair market value. The respective fair market values of the business as determined by the Advocate Appraisers shall each be referred to individually as an “IB Value” and, collectively, as the “IB Values.” In the event the either Party fails to appoint an Advocate Appraiser and notify the other Party, in writing, of the name and address of its Advocate Appraiser within the initial fifteen (15) day period referred to above then the determination of the fair market value of the Business provided in the other Party’s Advocate Appraiser Report shall constitute the fair market value of the business and the Party failing to so appoint its Advocate Appraiser shall be deemed to have accepted such fair market value determination.

(b)                Following the delivery of each Advocate Appraiser Report, the fair market value of the Business of MCOA Lynwood shall then be calculated according to the following:

(i) If the respective IB Values are within a range of plus or minus ten percent (10%), the arithmetic average of the two IB Values shall be deemed to be the fair market value of the Business.

(ii) If the range between the IB Values is greater than plus or minus ten percent (10%), the Advocate Appraisers shall, within fifteen (15) days following the expiration of the thirty (30) day period referred to in Section 6.13(a), jointly select a third appraiser (the “Neutral Appraiser”) to be engaged by MCOA Lynwood; notify the Parties in writing of the name and address of such Neutral Appraiser; and, provide to such Neutral Appraiser copies of the Advocate Appraiser Reports. The Neutral Appraiser shall be a reputable investment banking firm having significant experience in performing valuations of business entities and, unless both Parties agree after full disclosure, in no event shall the Neutral Appraiser either be currently performing services for one of the Parties or any of its Affiliates other than of a nominal nature. If the Advocate Appraisers fail to select a Neutral Appraiser within such fifteen (15) day period, then either Party may initiate a mediation proceeding with a single mediator in accordance with the dispute resolution procedures to be mutually agreed upon by the Parties and set forth in Section 8, and the mediator in such proceeding shall appoint the Neutral Appraiser. Within thirty (30) days following the date of the designation or appointment of the Neutral Appraiser, the Neutral Appraiser shall prepare its determination of the fair market value of the business as of the date of determination and shall communicate such determination to each of the Parties, in writing, together with a report (the “Neutral Appraiser Report”) describing in reasonable detail the assumptions and valuation methods used or relied upon in making such determination. The final fair market value of the Business shall be the arithmetic average of the two valuations out of the three valuations delivered that are closest to each other; provided, however, that in the event that one of the three valuations is the arithmetic average of the other two valuations, then the final fair market value of the business shall be equal to such valuation that constitutes the arithmetic average of the other two valuations.

(c)                Each Party shall be responsible for the engagement of its designated Advocate Appraiser. The Parties shall be jointly responsible for the engagement of the Agreed Appraiser or the Neutral Appraiser and each Party agrees to authorize and use commercially reasonable efforts to cause MCOA Lynwood to engage any Agreed Appraiser or Neutral Appraiser designated or appointed pursuant to this Section 6.13. Each Party shall be responsible for the payment of all fees, expenses, reimbursements and indemnities of its Advocate Appraiser. Responsibility for the fees, expenses, reimbursements and indemnities of the Agreed Appraiser or Neutral Appraiser shall be shared by the Parties in proportion to their respective interests in MCOA Lynwood.

(d)                MCOA Lynwood shall, and each Party shall cooperate with one another to cause MCOA Lynwood to, provide such financial and other information and related assistance regarding MCOA Lynwood and its subsidiaries as may be reasonably requested by the Advocate Appraisers and any Neutral Appraiser for the purposes of performing their respective valuations of the Business pursuant to this Section 6.13.

(e)                In determining fair market value of the business of MCOA Lynwood, the Appraisers shall take into account all relevant factors. Each Party may supply the Appraisers a list of or information on those factors which the Party believes might add to or detract from the fair market value of the business of MCOA Lynwood as it will be continued by the Party who has made such election to continue.

(f)                 Each Party shall continue to use commercially reasonable efforts to operate or support the operation of MCOA Lynwood as a going business until liquidation or buy-out.

Section 7 Dispute Resolution

Section 7.1 Initial Procedure. The Parties agree to meet informally in an attempt to resolve the dispute amongst themselves acting in good faith.

If the Parties cannot resolve the dispute, they shall then be required to endeavor to achieve a resolution of such claim, dispute, difference or controversy by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Procedures, before resorting to arbitration, litigation, or some other dispute resolution procedure.

The Party which elects to seek resolution of such claim, dispute, difference or controversy by mediation shall notify the other Party in writing of such election. Any such notice shall describe in reasonable detail the subject matter of such claim, dispute, difference or controversy, and include a statement of such party’s position and a summary of the arguments supporting that position and the relief sought and shall also identify the names of three (3) prospective, independent, neutral mediators and include a statement of their respective curricula vitae. Each of such prospective mediators shall be a Party of the American Arbitration Association National Roster of Arbitrators and Mediators and have experience in commercial matters, including, if practicable, joint ventures.

Within ten (10) business days following its receipt of such notice, the recipient Party shall submit to the other Party a written response, which response shall include a reasonably detailed statement of the recipient Party’s position regarding the dispute identified by the notifying Party and a summary of the arguments supporting that position. Any such response shall also include the name, selected from the list of prospective mediators provided by the notifying party, of the individual who will act as the mediator in the dispute identified by the notifying party.

The Parties shall meet with the selected mediator in the county of Los Angeles, California, or such other location as the Parties may mutually agree within thirty (30) business days after the recipient Party has received notice of the dispute and shall proceed diligently and in good faith, using commercially reasonable efforts, to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither Party shall be bound by any recommendation of the mediator. One or more senior executives from each party shall personally participate in the mediation proceedings contemplated herein and shall endeavor to achieve a resolution of the dispute though mutual agreement.

The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, shall allocate at least one (1) full business day of their time for the mediation process on any such claim, dispute, difference or controversy submitted to mediation hereunder. Such senior executives may be represented by counsel in connection with any such mediation proceedings and, in addition, either party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information or participate in the negotiations.

The fees and expenses of the mediator and the American Arbitration Association shall be shared equally by both parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to any such claim, dispute, difference or controversy and any related matters. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any employees of the American Arbitration Association, are confidential, privileged and inadmissible for any purpose, including, but not limited to, impeachment, in any arbitration, litigation or other proceeding related to this Agreement, provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

At no time prior to or during the mediation shall either party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. If any such claim, dispute, difference or controversy is not resolved by such mediation, either party may pursue such rights and remedies as may be available to either of them under this Agreement or at law or in equity.

Section 7.2 Injunctive Relief. Nothing in the Agreement shall preclude any Party, at any time, from taking or requesting any judicial or other authority in any country to order any provisional or conservatory measure, including pre-award attachment, injunction or similar remedy for the presentation of its rights and interests.

Section 7.3 Governing Law. This agreement shall be deemed to have been entered into in California and shall be governed by and construed under the laws of California without giving effect to the principles of conflicts of law. Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the courts of California, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 7.4 Attorney fees. In any Dispute for which a Party is permitted to bring a court or arbitration proceeding, the prevailing Party shall be entitled to recover its actual attorneys' fees and court costs from the non-prevailing Party.

Section 8 Indemnifications

Section 8.1 Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding related to or arising out of or resulting from the other Party's breach of any representation, warranty, covenant or obligation under this Agreement.

Section 8.2 Indemnification Procedure. The indemnitee shall promptly notify indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee's rights without the indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee's failure to perform any obligations under this Section shall not relieve the indemnitor of its obligation under this Section except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

Section 9 Miscellaneous

Section 9.1 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a)	acts of God;
(b)	flood, fire or explosion;
(c)	war, terrorism, invasion, riot or other civil unrest;
(d)	embargoes or blockades in effect on or after the date of this Agreement;
(e)	national or regional emergency;
(f)	strikes, labor stoppages or slowdowns or other industrial disturbances;

each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of one hundred and twenty (120) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in MCOA Lynwood Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

Section 9.2 Further Assurances. Each Party shall, upon reasonable request, and at the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

Section 9.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any of the Related Agreements.

Section 9.4 Publicity. Each Party agrees that press releases and other announcements to be made by MCOA Lynwood with respect to transactions contemplated hereby shall be subject to mutual agreement and prior consent.

Section 9.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Assignability. This Agreement, and all rights and obligations hereunder, are personal to the Parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other Parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to MCOA Lynwood an undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all of the Related Agreements as may be appropriate.

Section 9.7 No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

Section 9.8 Agreements. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Parties.

Section 9.9 Complete Agreement. This Agreement amends and restates, in its entirety, MCOA Lynwood Agreement. This Agreement represents the entire agreement of the parties with respect to the transactions contemplated hereby and shall supersede and replace the existing MCOA Lynwood LOI Agreement dated April 28, 2021 and any and all previous contracts, arrangements, understandings, negotiations and commitments between the parties with respect to the transactions contemplated hereby (whether oral or written).

Section 9.10 Responsibility for Breach by Affiliates. Each Party shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith (including, but not limited to, the Related Agreements) by its Affiliates, and any such breach by a Party’s Affiliate shall be considered a breach of this Agreement by such Party.

Section 9.11 Related Parties. One, or more of the owners, directors, shareholders or partners of the Parties is a partial owner, shareholder or partner in both Parties, and thus, this Agreement, relative to these Parties, is between Related Parties, as defined in FASB Accounting Standards Codification 850.

Section 9.12 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

(a)	If to MCOA: Marijuana Company of America 1340 West Valley Parkway Escondido, CA Escondido, CA 92029 Attention: Jesus Quintero

(b)	If to Cannabis Global: Cannabis Global, Inc. 520 South Grand Avenue, Ste. 320 Los Angeles, California 90071 Attention: Arman Tabatabaei

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 9.13 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(end of agreements – signature page(s) follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MARIJUANA COMPANY OF AMERICA, INC. “MCOA”

By: /s/ Jesus Quintero

JESUS QUINTERO
CHIEF EXECUTIVE OFFICER

CANNABIS GLOBAL, INC.

“Cannabis Global”

By: /s/ Arman Tabatabaei

ARMAN TABATABAEI
CHIEF EXECUTIVE OFFICER

(End)

Exhibit A Manufacturing

License

STATE OF CALIFORNIA
DEPARTMENT OF PUBLIC HEALTH
MANUFACTURED CANNABIS SAFETY BRANCH

ANNUAL MANUFACTURING LICENSE

ADULT AND MEDICINAL CANNABIS PRODUCTS - PROVISIONAL

LICENSEE:
NATURAL PLANT EXTRACT OF CALIFORNIA

LICENSED PREMISES:
11116 WRIGHT RD
LYNWOOD, CA 90262-3122

LICENSE NUMBER: CDPH-10002798
LICENSE TYPE: Type 7: Volatile Solvent Extraction

EFFECTIVE DATE: 04/24/2021
EXPIRATION DATE: 04/24/2022

The licensee named herein is authorized to manufacture cannabis products at the licensed premises listed herein through the expiration date of this license. This annual license issued is in accordance with the provisions of Division 10 of the California Business and Professional Code and is not transferable to any other person or premises. The licensee is required by law to notify the Manufactured Cannabis Safety Branch of changes pertaining to this license. This license shall always be displayed in a prominent place at the licensed premises. This license shall be subject to suspension or revocation by the California Department of Public Health if it is found that manufacturing operation is in violation of Division 10 of the Business and Professions Code or regulations adopted thereunder.

California Department of Public Health
P.O. Box 997377, MS-7606
Sacramento, CA 95899-7377

Asif A. Maan Ph.D.
Chief, Manufactured Cannabis Safety Branch